        EXHIBIT 12.1 - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Dollars in millions except ratios)

                                                                                                                       Predecessor
                                                                                                                         Company
                                                                                                                      -------------
                                       Six months                                                      Nine months    Three months
                                          ended      Year ended   Year ended  Year ended  Year ended      ended           ended
                                       December 31,   June 30,      June 30,    June 30,   June 30,      June 30,     September 30,
                                           1998        1998          1997        1996        1995          1994           1993
                                       -----------   ---------     --------    --------     -------    -----------    -------------
FIXED CHARGES
   Interest expense                      $ 14.4      $  10.4        $ 10.9      $  5.1       $ 3.7       $   3.5         $ 1.2
   Portion of rent expense
      representative of interest            7.4         15.0           9.4         9.4         5.9           5.6           2.7
                                         ------      -------        ------      ------      ------        ------         -----
                                           21.8         25.4          20.3        14.5         9.6           9.1           3.9

   Preferred dividend requirement          11.7         23.5          23.5        37.7        14.5           8.7            --
                                         ------      -------        ------      ------      ------        ------         -----
Combined fixed charges and
     preferred dividend                  $ 33.5      $  48.9        $ 43.8      $ 52.2      $ 24.1        $ 17.8         $ 3.9
                                         ======      =======        ======      ======      ======        ======         =====



EARNINGS
   Income (loss) from continuing
    operations before income
    taxes, discontinued operations,
    fresh-start reporting adjustment
    and extraordinary item               ($23.5)(1)   (237.5)(2)    ($22.3)(3)  $ 94.9(4)    ($6.9(5)     $ 18.4         ($8.5)

   Fixed charges per above                 21.8         25.4          20.3        14.5         9.6           9.1           3.9
                                         ------      -------        ------      ------      ------        ------         -----
                                         ($ 1.7)     ($212.1)       ($ 2.0)     $109.4      $ 16.5        $ 27.5         ($4.6)
                                         ======      =======        ======      ======      ======        ======         =====

Ratio of earnings to combined
   fixed charges and preferred
   dividends                                 --           --           --          2.1          --           1.5            --
                                         ======      =======        ======      ======      ======        ======         =====

Coverage deficiency                      $(35.2)     $(261.0)       $(45.8)         --      $ (7.6)           --         $(8.5)
                                         ======      =======        ======      ======      ======        ======         =====

(1) Includes $35.1 million of acquisition-related charges
(2) Includes $62.0 million of acquisition-related, restructuring and Chapter 11-related charges
(3) Includes $36.3 million of acquisition-related, restructuring and Chapter 11-related charges
(4) Includes $(1.1) million of acquisition-related, restructuring and Chapter 11-related charges
(5) Includes $62.1 million of acquisition-related, restructuring and Chapter 11-related charges